Exhibit 10.1

DEAN FOODS COMPANY CORPORATE

2019 SHORT-TERM INCENTIVE COMPENSATION PLAN

Purpose:

To (i) align employee variable cash compensation with the annual objectives of the Company, (ii) retain and motivate employees to execute the Company’s financial and strategic plans, and (iii) attract talent and retain key employees with competitive variable cash compensation.

Participants:	Employees of Dean Foods who are in positions to influence and/or control results of the Company and/or their specific areas of responsibility are eligible to participate.

Payout Criteria:

The criteria for payment to Participants under this short-term incentive (“STI”) compensation plan (the “STI Plan” or “Plan”) and the weighting of such criteria is based on performance against financial targets, individual target incentive percentages, and performance against individual objectives as set forth below.

Participant Group	Components
CEO	• 75% Financial Objectives
All EVPs and SVPs, and	(Based on Dean Foods Adjusted Operating Cash Flow Target)
All grade 10-20 and grade 99 staff not covered by another STI Plan	• 25% Individual Objectives (Based on Achievement of Individual Objectives)

Payout Scales:

The financial payout factor is 0% - 100% based on actual performance against approved financial objectives. The individual objective factor is 0% - 100% based on actual performance against approved individual objectives. Payments under the STI Plan are variable in nature and are subject to the performance payout criteria set out below.

Financial Objectives Performance Payout Criteria:

Each Participant has 75% of his or her STI target calculated against the attainment of certain financial objectives as determined by the Compensation Committee of the Company’s Board of Directors. Any payout under the financial objectives portion of the STI award is subject to the Company meeting a minimum Adjusted Operating Cash Flow (“OCF”) threshold equal to 50.1% of the OCF target established by the Compensation Committee. Payout under the financial objectives component for the Plan Year will be capped at 100% of target for Participants receiving a rating of Solid Performer or better and capped at 50% for Participants receiving a rating of Needs Improvement with no payout to Participants receiving an Unsatisfactory Performance rating for the Plan Year. The Participant must be actively employed by the Company on the last day of the Plan Year to be eligible for a payout under the financial objectives portion of the Plan. The STI Plan Year is the same as the Dean Foods fiscal year.

Individual Objectives Performance Payout Criteria:

Each Participant has 25% of his or her STI target calculated against the attainment of certain specified individual objectives as determined by the Participant’s supervisor and / or Compensation Committee of the Board of Directors. Depending on the Participant’s role in the organization, individual objectives may be based on corporate, functional, business unit, or individual objectives. Actual earned awards are based on the individual’s performance against individual objectives and rating under the performance management process, with payout guaranteed at target for a rating of Solid Performer or better and no payout for a rating of Needs Improvement or Unsatisfactory Performance in the Plan Year. In order to be eligible for a payout under the individual objectives component of the Plan, the Participant must be actively employed by the Company on the date the payment is made.

Adjustment of Targets / Actuals:

Upon the recommendation of the CEO, the Compensation Committee may (but has no obligation to) adjust the criteria, targets, actuals, or payout scale upon the occurrence of extraordinary events or circumstances. Significant acquisitions or dispositions of assets or companies or issuances or repurchases of common stock or other equity interests may, at the Compensation Committee’s discretion, result in an adjustment to the Dean Foods financial target or plan-specific financial target.

Determination of Individual Target Incentive:

Individual target incentives for specific positions are included in the Dean Foods Compensation Program. The Company may make adjustments to an individual’s target incentive based on market conditions or business requirements, as necessary.

Definitions:	“Disability” is defined as permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code).

“Retirement” is defined as age sixty-five (65).

Eligibility:

Eligibility is determined by salary grade in the Company, or as approved by the SVP, Human Resources, or his/her designate. Except as otherwise provided by State law, in in order to be eligible to receive an incentive award, participants must be (i) for the Financial Objectives component, employed by the Company on the last working day of the Plan Year and (ii) for the Individual Objectives component, employed by the Company on the date the STI payment is made.

A Participant is disqualified from receiving any incentive award (financial and / or individual) under the Plan if: (1) the Participant receives an Unsatisfactory Performance (or equivalent) rating for the Plan Year or (2) the Participant is terminated for Cause, as defined below, at any point during the Plan Year or between the last working day of the Plan Year and the date the incentive award is paid, except as otherwise provided by State law.

If a Participant dies, becomes disabled, or retires prior to the payment of awards or if a Participant’s job is eliminated and such job elimination makes the Participant eligible to receive benefits under a Company severance plan or policy, the Participant may receive a payout, at the time other incentive awards are paid, based on actual time in the position during the Plan Year, and actual results of the Company.

Eligibility and individual target amounts may be prorated. A Participant’s year-end base salary will be used to calculate the incentive award in the case of those individuals actively employed by the Company on the last working day of the Plan Year. A Participant’s base salary at the time of death, disability, retirement, or job elimination will be used to calculate the prorated incentive award in those specific circumstances.

All proration of incentive awards will be calculated based on whole month participation. If an employee becomes eligible to participate in the Plan, transfers between Plans, changes target participation in the Plan, or becomes ineligible to participate in the Plan between the first day of the month and the 15th of the month, the incentive award will be calculated based on full month participation. If the eligibility change occurs between the 16th of the month and the end of the month, the incentive award will be calculated beginning with the full calendar month following the change. There will be no award made for employees hired after December 15th of the Plan Year.

“Cause” Defined:

For purposes of this Plan, “Cause” means a Participant’s (i) failure to perform substantially a Participant’s duties; (ii) serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of the Company; (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) breach of any written covenant or agreement with the Company, any material written policy of the Company or any Company code of conduct or code of ethics, or (v) failure to cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding.

Repayment Provision:

All Plan participants agree and acknowledge that this Plan is subject to the policies that the Compensation Committee of the Dean Foods Board of Directors may adopt from time to time, with respect to the repayment to the Company of any plan benefit received, including “clawback” policies.